Exhibit 99.1

FOR:	Consolidated Graphics, Inc.
CONTACT:	Joe R. Davis Chief Executive Officer Consolidated Graphics, Inc. (713) 787-0977 Christine Mohrmann/Alexandra Tramont FD (212) 850-5600

For Immediate Release

CONSOLIDATED GRAPHICS COMPLETES $100 MILLION SHARE BUYBACK
- Amends Shareholder Rights Plan -

HOUSTON, TEXAS – September 28, 2007 – Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has completed its previously announced buyback of up to $100 million worth of common shares. In open-market trading during the months of August and September, the Company bought back a total of 1,660,466 common shares, or approximately 12.1% of shares outstanding at an average cost of $60.26 per share, including transaction costs. The Company currently has approximately 12,086,000 shares outstanding. This $100 million share buyback is the most recent of several share repurchase programs the Company has initiated in recent years.

The Company also announced that its Board of Directors has adopted an amendment to the Company’s Shareholder Rights Plan to reduce, effective today, the beneficial ownership threshold at which the rights will become exercisable from 15% to 10%. Any shareholder that beneficially owns 10% or more of the Company’s stock as of today will not cause the rights to become exercisable unless or until such shareholder subsequently acquires beneficial ownership of additional Company stock.

The amendment to the Shareholder Rights Plan is being adopted in order to bring the Plan in line with the Company’s bylaws, which allow holders of 10% or more of the Company’s shares to call a special meeting of shareholders. The purpose of the amendment is to strengthen the assurance that all shareholders receive fair treatment in the event of any takeover attempt. This action was not adopted in response to any specific takeover effort.

The amendment to the Shareholder Rights Plan is attached as an exhibit to a Form 8-A/A that is being filed with the Securities and Exchange Commission.

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Consolidated Graphics Completes $100 Million Share Buyback

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Consolidated Graphics (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 68 printing facilities strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level.

CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit the Consolidated Graphics Web site at http://www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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